EXHIBIT 10.4

Endonovo Therapeutics, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C SECURED REDEEMABLE PREFERRED STOCK

PURSUANT TO THE

DELAWARE GENERAL CORPORATION LAW

The undersigned hereby certifies that:

1. He is the CEO of Endonovo Therapeutics Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, 5,000 of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series of which 1,050,000 have been designated;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, up to 8,000 shares of the preferred stock which the Corporation has the authority to issue to be designated as “Series C Secured Redeemable Convertible Preferred Stock” (the “Series C Stock”), as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“California Courts” shall have the meaning set forth in Section 7(d).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Pricing Period” shall mean the five completed trading days immediately prior to any conversion of the Preferred Stock.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain security agreement, by and between the Corporation and the representative of the holder of Series C Stock, dated as of November 30, 2017.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means Equity Stock Transfer, 237 W 37th St. Suite 602, New York, NY 10018 and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 8,000 (which shall not be subject to increase without the written consent of the holders of a majority of the issued and outstanding shares of Preferred Stock (each, a “Holder” and collectively, the “Holders”). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000.00, subject to adjustment as set forth in Section 3 below (the “Stated Value”).

Section 3. Dividends. Holders of Preferred Stock shall be entitled to receive a dividend of $20.00 per share in arrears on every March 31, June 30, September 30 and December 31 (a total of 8% of Stated Value) payable, at the option of the Corporation in cash or restricted common stock valued at the VWAP for the last 5 Trading Days. If the Holder has held the Preferred Stock for only a portion of the quarter, the dividend shall be pro-rated on a daily basis.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. Notwithstanding the foregoing, the Board of Directors of the Corporation reserves the power and authority to authorize additional shares of Series C Preferred Stock.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value ($1,000.00 per share), plus any accrued and unpaid dividends thereon, for each share of Preferred Stock before any distribution or payment shall be made to the holders of the Common Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders of the Series C Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

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Section 6. Redemption

Notice and Procedure Commencing on the date one year from issuance, the Corporation, at its sole option, and provided the conditions (the “Redemption Conditions”) set forth below are met, may deliver a notice (the “Redemption Notice”) to all Holders whereunder the shares of Series C Stock may be redeemed, at the sole option of the Corporation, in whole and not in part for the Redemption Price The Redemption Price (the “Redemption Price”) shall be equal to the Stated Value of the shares of Series C Stock plus all accrued dividends thereon to the Redemption Date.

a)       If the Corporation desires to exercise its right to redeem the Series C Stock it shall send a Redemption Notice to each of the registered Holders, as provided for notices herein, not later than one day after the Redemption Date.

b)       The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Series C Stock certificates shall be delivered; and (iv) the Redemption Price to be paid No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Corporation that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

c)       From and after the Redemption Date, the rights of the Holders shall be limited to the receipt of the Redemption Price.

d)       From and after the Redemption Date, the Corporation shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Corporation by or on behalf of the Holder thereof of one or more certificates for C Stock, deliver, or cause to be delivered to or upon the written order of such Holder the Redemption Price specified in the Redemption Notice.

e) In the event the Corporation is unable or fails to give a Redemption Notice by December 31, 2019 the Corporation shall be required to redeem the Series C Stock for its stated value plus accrued but unpaid dividends in cash. Such mandatory redemption obligation shall be secured by a lien on certain of the Corporation’s assets as set forth in a Security Agreement, dated as of December 22,2017 between the Corporation and Frank J. Hariton, Esq. as the representative of the holders of the Series C Stock.

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Section 7. Miscellaneous.

a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Alan Collier, CEO, President and Chief Executive Officer, 6320 Conoga Avenue – 15th Floor, Woodland Hills, California 91367; e-mail address acollier@endonovo.com or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 7. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)       Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)       Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

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d)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Orange County, California (the “California Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such California Courts, or such California are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)       Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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h)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)       Status of Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement and the Holders, through their nrepresentative, shall have the rights given them in the Security Agreement, dated as of December 22, 2017 with a valid secured lien on certain assets of the Corporation which shall be subordinate only to the lien granted to Rio Grande Neurosciences, Inc., a Delaware corporation only if there is a shortfall of less than the $4.5 Million required for the purchase of the assets of Rio Grande Neuroscience, Inc.

j)       If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Secured Redeemable Preferred Stock.

RESOLVED, FURTHER, that the CEO, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 20th day of December 2017.

	/s/ Alan Collier		/s/ Frank J. Hariton
Name:	Alan Collier	Name:	Frank J. Hariton
Title:	CEO	Title:	Assistant Secretary

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